EXHIBIT 12

                 PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
                     FOR FISCAL YEAR ENDED DECEMBER 31, 1999
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                              COMPUTATION OF RATIOS

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CASH DIVIDENDS PER SHARE                     Cash dividends paid/Common shares outstanding at date of declaration

BOOK VALUE PER SHARE                         Total stockholders' equity/Common shares outstanding at year-end

RETURN ON AVERAGE ASSETS                     Net income/Average assets

RETURN ON AVERAGE STOCKHOLDERS' EQUITY       Net income/Average stockholders' equity

TANGIBLE RETURN ON AVERAGE ASSETS            (Net income less after-tax amortization
                                             of goodwill and core deposit
                                             intangibles)/(Average assets less
                                             average goodwill and core deposit
                                             intangibles)

TANGIBLE RETURN ON AVERAGE                   (Net income less after-tax amortization of goodwill
STOCKHOLDERS' EQUITY                         and core deposit intangibles)/(Average stockholders'
                                             equity less average goodwill and core deposit intangibles)

CASH EARNINGS PER SHARE                      (Net income less after-tax amortization of goodwill
                                             and core deposit intangibles)/(Weighted average
                                             common shares outstanding)

NET INTEREST MARGIN                          Fully-tax equivalent net interest income/Average earning assets

NON-INTEREST EXPENSE TO AVERAGE ASSETS       Non-interest expense/Average assets

EFFICIENCY RATIO                             (Non-interest expenses less intangible and non-recurring,
                                             non-operational items)/(Fully-tax equivalent net interest income plus non-interest income)

AVERAGE LOANS TO AVERAGE DEPOSITS            Average gross loans/Average deposits

DIVIDENT PAYOUT RATIO                        Dividends declared/Net income

AVERAGE STOCKHOLDERS' EQUITY TO AVERAGE      Average stockholders' equity/Average assets
ASSETS

PRIMARY CAPITAL TO PERIOD END TOTAL ASSETS   (Stockholders' equity plus allowance for loan losses less intangible assets assets)/(Period end total assets plus allowance for loan losses less intangible assets)

TIER I CAPITAL TO PERIOD                     (Stockholders' equity less intangible assets less securities mark-to-market capital reserve ("Tier 1 Capital")/Risk adjusted assets

TOTAL CAPITAL RATIO                          Tier 1 Capital plus allowance for loan losses/Risk adjusted assets

TIER I LEVERAGE RATIO                        Tier 1 Capital/Quarterly average assets

NET CHARGE-OFFS TO AVERAGE LOANS             (Gross chargeoffs less recoveries)/Average net loans

NONPERFORMING LOANS AS A PERCENTAGE OF       (Nonaccrual loans plus loans past due 90 days or greater plus
PERIOD END                                   loans renegotiated loans)/Gross loans net of unearned interest

NONPERFORMING ASSETS AS A PERCENTAGE OF      (Nonaccrual loans plus loans past due 90 days or greater plus
TOTAL ASSETS                                 renegotiated loans plus other real estate owned)/Total assets

ALLOWANCE FOR LOAN LOSSES TO PERIOD END
TOTAL LOANS                                  Allowance for loan losses/Gross loans net of unearned interest
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